EXHIBIT 12.1


                             RJR NABISCO, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in Millions)


                                                             Six Months
                                                               Ended
                                                           June 30, 1996
                                                           -------------

         Earnings before fixed charges:
          Income before income taxes . . . . . . . . . . .    $ 398
          Less minority  interest in pre-tax income
           (loss) of Nabisco Holdings* . . . . . . . . . .      --
          Adjusted income before income taxes  . . . . . .      398
                                                                -----
          Interest and debt expense  . . . . . . . . . . .      417
          Interest portion of rental expense . . . . . . .      27
                                                                -----

         Earnings before fixed charges . . . . . . . . . .      $ 842
                                                                =====

         Fixed charges:
          Interest and debt expense  . . . . . . . . . . .      $ 417
          Interest portion of rental expense . . . . . . .         27
          Capitalized interest . . . . . . . . . . . . . .          6
                                                                -----

            Total fixed charges  . . . . . . . . . . . . .      $ 450
                                                                =====

         Ratio of earnings to fixed charges  . . . . . . .         1.9
                                                                ======

____________
* Because Nabisco Holdings reported a net loss for the six months ended June 30, 1996, the adjustment to reflect minority interest in Nabisco Holdings' pre-tax loss is not included.